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Exhibit 23.01

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Citicorp:

        We consent to the incorporation by reference in the Registration Statements of Citicorp on Form S-3: Nos. 333-50338, 33-59791, 33-64574, 333-14917, 333-20803, 333-21143, 333-32065 and 333-83741; and of Citicorp Mortgage Securities, Inc., Citibank, N.A., and other affiliates, on Form S-3: Nos. 333-72082, 33-66222, 333-43167, and 333-72459, and on Form S-11: Nos. 33-48263, 33-6358, and 33-36313, of our report dated February 26, 2004 with respect to the consolidated balance sheet of Citicorp and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related consolidated balance sheet of Citibank, N.A. and subsidiaries as of December 31, 2003 and 2002, which report is included in the annual report on Form 10-K of Citicorp for the year ended December 31, 2003. Our report refers to changes, in 2003, in Citicorp's methods of accounting for variable interest entities and stock-based compensation; in 2002, Citicorp's methods of accounting for goodwill and intangible assets; and in 2001, Citicorp's methods of accounting for derivative instruments and hedging activities, accounting for interest income and impairment on purchased and retained beneficial interests in securitized financial assets, and accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

/s/ KPMG LLP
New York, New York
March 17, 2004

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  Exhibit 23.01
CONSENT OF INDEPENDENT AUDITORS